EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-71077 and 333-106878 on Form S-3, and Nos. 333-73391, 333-106880, 333-106881, 333-132665, 333-181837 and 333-214452 on Form S-8 of our reports, dated February 20, 2018, relating to the financial statements of FirstCash, Inc. as of December 31, 2017 and 2016, and for the two years ended December 31, 2017, and to the effectiveness of internal control over financial reporting as of December 31, 2017, appearing in this Annual Report on Form 10-K of FirstCash, Inc.

/s/ RSM US LLP
Dallas, Texas
February 20, 2018